Exhibit 99.1

CONSULTING AGREEMENT

THIS AGREEMENT (“the agreement”), is made and entered into as of the 26 day of February 2013, by and between Sage Market Advisors ., maintaining its principal office at 1171 Lawrence Avenue, Westfield, New Jersey 07090 (“SAGE” or the “Consultant”) and Ingen Technologies, Inc. ,. Maintaining its principal offices at 3410 La Sierra Ave Suite F-507 Riverside, Ca.95203("the Company")

WHEREAS, SAGE is engaged in the business of providing services for management consulting, business advisory, and public relations and has knowledge, expertise and personnel to render the requisite services to the Company; and

WHEREAS, the Company is desirous of retaining SAGE for the purpose of obtaining these services so as to better, more fully and more effectively deal with the financial services community on a non-exclusive basis.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

NATURE OF SERVICES TO BE RENDERED

During the term of this Agreement, SAGE shall use its best efforts to provide the Company financial communication services, and will serve, when requested, as the Company liaison and spokesperson. The consulting services to be provided by SAGE shall include the development, implementation, and maintenance of a sound financial advisory strategy which include:

A.	Managing and communicating the Company’s corporate profile within the investment community, with the goal of raising and improving such profile. Sage will disseminate the companies profile through its unique database of Broker Dealers, Investors, Institutions, Traders, Websites, and the overall Investment community.

B.	Develop an in-depth familiarization with the Company’s business objectives and bring to the Company thereof, when known to bring to the Company’s attention potential or actual opportunities, which meet those objectives or logical extensions thereof, when known.

C.	Comment on the Company’s corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, and operational viability.

D.	Assist the company the company in writing and disseminating its press releases. Sage will disseminate the company’s press releases through its unique database of Broker Dealers, Investors, Institutions, Traders, Websites, and the overall Investment Community.

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TERM AND TERMINATION

This Agreement shall be for a period of 1- year commencing February 26, 2013 and terminating February 26, 2014, and thereafter may be renewed upon the mutual written consent of the parties.

COMPENSATION FOR SERVICES

The following represents the compensation to be received by Sage Market Advisors in connection with rendering the services hereunder:

* 10,000,000 restricted shares of common stock

*20-million shares of Registered (“free trading”) shares or $50,000 in cash. The choice is the company’s.

EXPENSES

Upon submission of proper vouchers or other similar evidence of expenditures, the Company shall, upon request by Consultant, reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in connection with services requested and rendered hereunder. All expense items require the prior approval of the Company.

TREATMENT OF CONFIDENTIAL INFORMATION

SAGE shall NOT disclose to any third party any material non-public information or data received from the Company without the written consent and approval of the Company other than: to its agents or representatives that have a need to know in connection with the services hereunder.

REPRESENTATION

The Company acknowledges that SAGE is in the business of providing consulting services to other businesses and entities. SAGE reserves the right to perform similar services for others, as well as engage in other business activities.

INDEMNIFICATION OF CONSULTANT BY COMPANY

The Company acknowledges that SAGE, in performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and/or employees. The Company agrees to indemnify, hold harmless and defend SAGE, its officers, agents and/or employees from any proceedings, inquiries, or legal action whether administrative, governmental, or private which arises out of or is due to the inaccuracy or incompleteness of any promotional material or other information including but not limited to financial information supplied by the Company to SAGE.

SAGE agrees that all services shall be performed in accordance with all applicable laws, rules, and regulations.

The Company acknowledges that SAGE is acting as an independent contractor and not as an employee of the Company. As such, neither party has the authority to bind the other, nor make any unauthorized representation on behalf of the other.

The Company acknowledges that SAGE shall not be held accountable for the actions of other parties the Company engages to provide consulting services to the Company throughout the duration of this agreement.

The Company shall carry no workers compensation or any health or accident insurance on SAGE or consultant’s employees. Company shall not pay any contributions to social security unemployment insurance, Federal or State withholding taxes, nor provide any contributions or benefits, which might be customary in an employer-employee relationship.

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NON-ASSIGNMENT

No portion of this Agreement or any of its provisions may be assigned, nor obligations delegated, to any other person or party without the prior written consent of the Parties except by operations of law or as otherwise set forth herein.

NOTICES

Any notices given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

ARBITRATION

Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in the State of New Jersey in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. It is agreed that Siga Resources will pay all costs related to Arbitration if one is commenced by either Sage or Siga.

ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and discussions concerning the subject matter hereof.

MODIFICATION AND WAIVER

This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

LAW TO GOVERN

This Agreement shall be construed according to the laws of the State of New Jersey.

NO PARTNERSHIP OR AGENCY

The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, the other Party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this agreement, effective as of the date set fourth above.

/s/ Jeffrey R. Chicola	3-13-13
Jeffrey R. Chicola, Managing Partner	Date
Sage Market Advisors.

/s/ Gary B. Tilden	March 3, 2013
Gary B. Tilden - Chairman and COO	Date
Ingen Technologies, Inc.

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